News Release

Contact: Robert Ford
rford@5wpr.com
212-999-5585

Sinclair NAMES BENSON EVERETT LEGG TO THE BOARD OF DIRECTORS

    Baltimore, MD (January 30, 2019) - Sinclair Broadcast Group, Inc. (Nasdaq: SBGI) (“Sinclair”) announced today that upon the unanimous recommendation of the independent members of the Sinclair Board of Directors, the Board of Directors voted to increase the size of the board from eight (8) to nine (9) members and named the Honorable Benson Everett Legg to serve as its newest member. Judge Legg will stand for re-election to the Board of Directors at Sinclair’s next annual meeting of shareholders.

David Smith, Chairman of Sinclair’s Board, commented, “Judge Legg has a stellar reputation, most notably for his integrity and wisdom. His addition will strengthen our Board’s governance and provide deeper perspective.”

Judge Legg is the former Chief Judge of the United States District Court for the District of Maryland, serving in that role from 2003 to 2010. He was nominated to the Federal Court by President George H. W. Bush in September 1991 and was a member of the Court until he retired in February 2013. Judge Legg clerked for the Honorable Frank A. Kaufman of the United States District Court for the District of Maryland from 1973 until 1974, after which he joined the law firm of Venable, Baetjer & Howard (now known as Venable LLP) in 1975. Judge Legg became a partner of the firm in 1982 and remained in private practice until 1991 when he was confirmed as a Federal Judge.

During his time on the bench, Judge Legg presided over a wide array of civil and criminal cases, including multi-district litigation, class actions, securities and antitrust claims, and litigation involving constitutional rights, civil rights, intellectual property, patents, and employment discrimination. Since retiring from the court, Judge Legg has served as an arbitrator and mediator with JAMS, a global provider of dispute resolution services.

Judge Legg grew up in Baltimore, Maryland, where he attended Gilman School and served on the school’s Board of Trustees (including the Executive Committee) for many years. He holds a Bachelor of Arts degree (magna cum laude) from Princeton University and a Juris Doctorate degree from the University of Virginia School of Law, where he was a member of the Virginia Law Review and the Order of the Coif.

Sinclair is one of the largest and most diversified television broadcasting companies in the country. The Company owns, operates and/or provides services to 191 television stations in 89 markets. Sinclair is a leading local news provider in the country and operates the greatest number of award-winning news rooms in the industry and is dedicated to impactful journalism with a local focus. The Company has multiple national networks, live local sports production, as well as stations affiliated with all the major networks. Sinclair’s content is delivered via multiple-platforms, including over-the-air, multi-channel video program distributors, and digital platforms. The Company regularly uses its website as a key source of Company information which can be accessed at www.sbgi.net.

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